Exhibit 5.1

May 30, 2008

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Credence Systems Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about May 30, 2008 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 9,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”). The Shares are reserved for issuance under the Company’s 2005 Stock Incentive Plan (the “Plan”), as amended. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, including the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP